Angela Ho

38/Floor Shun Tak Centre

200 Connaught Rd.

Hong Kong

angelaho@asiabcc.com

July 8, 2008

Dear Shareholders:

As you may know by now, a dispute has developed among the members of the Board of Directors. The result of this dispute has been a reorientation of the Board to cut me out of vital business decisions made by the Company. While I remain the Chief Executive Officer and the Chairman of the Board of Directors, those titles effectively mean nothing because, as things now stand, I have no power to make or influence business decisions. Because these developments are contrary to the mandate I was given by you as investors in the Company, I am writing to inform you that the Company has deviated from our original vision.

At the Board meeting held on May 9, 2008, part of the Board, led by Arie Jan van Roon surprised me with a series of resolutions. Those resolutions were a surprise because the meeting notice that I received from Gary Hirst failed to comply with Article 109 of the Amended Articles of Association, and did not “set forth the general nature of the business to be considered.” The events of this Board meeting were reported in a Form 6-K filed with the Securities and Exchange Commission on May 15, 2008. That document reports on the events of the May 9, 2008, meeting without mentioning the dispute among the Directors and some of the changes to the Company’s governance.

Prior to the May 9, 2008, Board meeting, the Directors had informally discussed choosing Anthony Cheung, a Hong Kong businessman, as a new Director. We had circulated his CV and discussed his strengths as a person with experience in the Asia. At the Board meeting, we first voted to transition the Company to Foreign Private Issuer status. However, it became clear to me at this point in the meeting that a dispute had developed. When some members of the Board began moving to change the quorum and appoint Keith Laslop, a person we had never discussed, as a Director, I protested. When my protests were ignored, Stuart Sundlun and I left the meeting, as did Peter Kjaer, who was participating by telephone. The Board went on to pass a number of resolutions. Some of those resolutions are reflected in the Form 6-K, including: (1) moving the $115 million trust account from New York to London; (2) creating a Business Combinations Committee (“BCC”); (3) appointing Keith Laslop as a Director; and (4) appointing Mr. van Roon as the Chief Financial Officer.

Taken as represented in the 6-K, these changes may seem minor. But, there were several more decisions taken at the Board meeting, including: (1) raising the quorum for conducting Board meetings from two to four; (2) authorizing the Chief Financial Officer, acting alone, to make payments of funds up to $10,000; (3) authorizing the Chief Financial Officer and President to make payments of funds over $10,000; (4) removing me from the Nominating Committee; (5) giving the President authority to hire outside counsel; and (6) ending the use of our investment bank Maxim Group for future engagements.

The net effect of these changes is to remove me from business combination and financial decisions of the Company. Thus, while I retain the titles of Chief Executive and Chairman of the Board of Directors, I have been rendered a powerless figurehead. Since the May meeting, in an attempt to amicably salvage relations, I have been negotiating with the Board to restore balance to the management of the Company and to ensure that it fulfills its obligations to you.

The result of those negotiations was an agreement to meet on July 8, 2008, to elect three new Directors. Two of them were to be nominated by me, and the third was to be introduced by Maxim Group. It was also agreed that this eleven-person Board, would raise the quorum for meetings to seven persons so that any meeting will necessarily require a diversity of representation.

We also agreed to increase the size of the BCC to four persons, two of whom were to be nominated by me. The charter of the BCC was to be changed from having the sole authority to review and propose transactions to the Board for approval to a committee which would provide screening and due diligence assistance for any potential transaction. It was further agreed that any Board member could propose a potential transaction to the Board for consideration as a potential acquisition to be referred to the Company’s shareholders for a vote.

Unfortunately at the July 8 meeting, the Board failed to implement the agreed upon changes to corporate governance outlined above. This turn of events has moved the Company away from what was presented in our prospectus, and what we pitched during the road show. And most importantly, this move has shifted control away from those on the management team who have experience in Asia, and into the hands of a group of Directors with few contacts in the area, and little capacity to strike a deal that would maximize the return on your investment. The Company is, after all, currently just a shell with a bank account—and the value that you invested in was the value of the management team’s ties to Asia and our ability to negotiate a deal there. My extensive business contacts and experience in Asia were a major selling point, as was the experience that both Mr. Kjaer and Andrew Tse brought to the table. By cutting all of us out of the decision processes, the Board is depriving the Company of the value of our regional expertise and our access to the proprietary deal flow in Asia. That access is critical to accomplishing the goals of the Company. The controlling members of the Board do not have any significant experience in Asia and do not have access to the deal flow necessary to provide a transaction that is in the best interests of the Company.

Since our January IPO, I have worked diligently to seek out potential acquisitions in the target markets, yielding at least twenty potential targets. While we have pursued those leads, Mr. van Roon has pursued a deal that involves players outside of Asia and which I am concerned may be contrary to the Company’s best interest. I have not been involved in the negotiations with those potential partners.

These changes in the Board make-up and power structure are very troubling. The fundamental character of the Company has been altered, and I fear that the Board is moving quickly to consummate a deal that neither matches the plan laid out in our prospectus, nor maximizes potential benefit for shareholders. In order to address these concerns, I ask that as shareholders in the Company, you join me, Mr. Kjaer, Mr. Sundlun, and Mr. Tse in calling for an extraordinary general meeting of the Company’s shareholders. At that meeting you will have an opportunity to hear from your current Board, gauge for yourself the conflict that has arisen, and express your views as to the direction in which you would like to see the Company proceed. At the meeting, I intend to propose a slate of Directors better equipped to carry out the purpose and goals of the Company in a timely and rewarding manner for all shareholders.

To call such a meeting, under Articles 60-63 of the Amended Articles of Incorporation, ten percent of the shareholders must lodge a requisition for a special shareholders meeting. I have attached a requisition form for each of you to complete and send to the Directors. At the same time, please send me a copy at the address listed above so that I can coordinate our efforts and keep you informed about developments in this dispute.

Sincerely,

Angela Ho
Chairman and Chief Executive Officer
Asia Special Situation Acquisition Corporation

ASIA SPECIAL SITUATION ACQUISITION CORPORATION
c/o M&C Corporate Services Limited
P.O. Box 309 GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands

REQUISITION FOR EXTRAORDINARY GENERAL MEETING

I/We

of (address)

being a Shareholder/Shareholders of Asia Special Situation Acquisition Corporation (“the Company”), and entitled to: _________________________________________________________ votes in the Company, do hereby, pursuant to Articles 60-63 of the Amended Articles of Incorporation request that the Directors of the Company, within twenty-one days, convene a general meeting of the shareholders of the Company to address the validity of and rationale for the changes to the form and governance of the Company that took place at the meeting of the Directors on May 9, 2008, and if the shareholders so choose, to elect a new slate of Directors.

Authorized Signature(s):
	Name	Date

	Name	Date